Exhibit 5.1

Phone:	(202) 772-5800

Fax:	(202) 772-5858
March 27, 2009
Impax Laboratories, Inc.
30831 Huntwood Avenue
Hayward, California 94544
Ladies and Gentlemen:
     We have acted as counsel to Impax Laboratories, Inc. (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 11,423,536.75 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, including the Series A Junior Participating Preferred Stock Purchase Rights attached thereto (“Common Stock”), comprised of up to 8,400 Shares pursuant to the Impax Laboratories, Inc. 1995 Stock Incentive Plan, as amended, 2,097,548.25 Shares pursuant to the Impax Laboratories, Inc. 1999 Equity Incentive Plan, as amended, 435,793 Shares pursuant to the Impax Laboratories, Inc. 2001 Non-Qualified Employee Stock Purchase Plan and 8,881,795.50 Shares pursuant to the Impax Laboratories, Inc. Amended and Restated 2002 Equity Incentive Plan (collectively, the “Plans”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.
     In rendering this opinion, we have examined copies of only the following documents: (i) the Company’s Restated Certificate of Incorporation and Bylaws; (ii) the Registration Statement (including all exhibits thereto); (iii) the Plans; and (iv) a certification from an officer of the Company. We have not performed any independent investigation other than the document examination described. We make no representation as to the sufficiency of our investigation for your purposes. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. In rendering this opinion, we have assumed that (a) the Shares will be issued in accordance with the terms and conditions of the Plans, as applicable; (b) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of Common Stock to accommodate such issuance; and (c) the per Share consideration received by the Company in exchange for the issuance of the Shares as contemplated by the Plans and the Registration Statement shall not be less than the par value per share of Common Stock.
     Based upon and subject to the foregoing and the qualifications and limitations set forth
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Impax Laboratories, Inc.
March 27, 2009

herein, we are of the opinion that, subject to the stockholder approval of 1,900,000 Shares of Common Stock authorized for issuance by the Board of Directors of the Company under the Impax Laboratories, Inc. Amended and Restated 2002 Equity Incentive Plan, the Shares offered pursuant to the Plans and the Registration Statement will, when issued in the manner and for the consideration contemplated by the Plans and the Registration Statement, be validly issued, fully paid and non-assessable.
     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.
     This opinion is limited to the laws of the State of Delaware and is strictly limited to the matters stated herein. No other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.
     We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/ Blank Rome LLP
BLANK ROME LLP